Schedule I and II to Distribution Agreement _CFST

Schedule I

As of July 1, 2019

Columbia Funds Series Trust

Columbia California Intermediate Municipal Bond Fund

Columbia Capital Allocation Moderate Aggressive Portfolio

Columbia Capital Allocation Moderate Conservative Portfolio

Columbia Convertible Securities Fund

Columbia Georgia Intermediate Municipal Bond Fund

Columbia Global Strategic Equity Fund

Columbia Large Cap Enhanced Core Fund

Columbia Large Cap Growth Fund III

Columbia Large Cap Index Fund

Columbia Maryland Intermediate Municipal Bond Fund

Columbia Mid Cap Index Fund

Columbia North Carolina Intermediate Municipal Bond Fund

Columbia Overseas Value Fund

Columbia Select Global Growth Fund

Columbia Select International Equity Fund

Columbia Select Large Cap Equity Fund

Columbia Select Mid Cap Value Fund

Columbia Short Term Bond Fund

Columbia Short Term Municipal Bond Fund

Columbia Small Cap Index Fund

Columbia Small Cap Value Fund II

Columbia South Carolina Intermediate Municipal Bond Fund

Columbia Virginia Intermediate Municipal Bond Fund

Schedule I and II to Distribution Agreement _CFST

SCHEDULE II

COMPENSATION

COMPENSATION TO DISTRIBUTOR. In connection with the distribution of Shares, Distributor will be entitled to receive (i) payments pursuant to any Distribution Plan and related agreement from time to time in effect between any Fund and Distributor or any particular class of shares of a Fund (“12b-1 Plan”), (ii) any CDSC applicable to the redemption of a Fund’s Shares, determined in the manner set forth in the then current prospectus and Statement of Additional Information of that Fund, and (iii) any applicable front-end sales charges applicable to the sale of Shares, less any applicable dealer discount.

Approved as of: September 7, 2010